Exhibit 99.1

July 29, 2003

FOR IMMEDIATE RELEASE

MILASTAR REPORTS YEAR-END RESULTS

Minneapolis, Minnesota, July 29, 2003 - J. Russell Duncan, Chairman of Milastar Corporation ("Milastar"), listed and traded on the OTC Bulletin Board under the symbol "MILAA," today reported the Company's results for the fiscal year ended April 30, 2003.

Milastar showed a 14% increase in sales and reported a fiscal 2003 after tax profit of $206,000 ($0.08 per share) compared to a $194,000 loss ($0.07 per share) reported in fiscal 2002. The increase in revenue and profit was primarily due to additional heat treating services provided to our major customers in Minnesota.

Milastar's revenue stream primarily flows from performing metallurgical-related subcontract services to a diversified list of original equipment manufacturers located in the greater Midwest. Outsourcing services performed include commercial heat treating, metallurgical engineering, brazing and surface finishing selectively applied to components consigned by the customer.

Income Statement	Quarter ended April 30, 2003	Quarter ended April 30, 2002	Year ended April 30, 2003	Year ended April 30, 2002
Net sales	2,497,000	2,107,000	9,338,000	8,215,000
Net income (loss) after taxes	98,000	(58,000)	206,000	(194,000)
Average shares - basic	2,723,264	2,723,264	2,723,264	2,723,264
Net income (loss) per share - basic	$ 0.04	$ (0.02)	$ 0.08	$ (0.07)
Average shares - diluted	2,758,186	2,723,264	2,775,360	2,723,264
Net income (loss) per share - diluted	$ 0.04	$ (0.02)	$ 0.07	$ (0.07)